Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP Troutman Pepper Building, 1001 Haxall Point Richmond, VA 23219 troutman.com

August 4, 2020

Dynex Capital, Inc.

4991 Lake Brook Drive, Suite 100

Glen Allen, Virginia 23060

Registration Statement on Form S-3 (File No. 333-222354)

Ladies and Gentlemen:

We have acted as counsel to Dynex Capital, Inc., a Virginia corporation (the “Company”), in connection with the preparation of a prospectus supplement and prospectus (together, the “Prospectus”) included in a registration statement on Form S-3, file number 333-222354 (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 29, 2017 and declared effective under the Securities Act on June 28, 2018. The Prospectus relates to the issuance and sale by the Company from time to time on or after August 4, 2020, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of up to $50,000,000 in shares (the “Shares”) of the Company’s 7.625% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and the Company’s 6.900% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinion set forth herein, including (i) the corporate and organizational documents of the Company, including the Restated Articles of Incorporation, as amended to date (the “Restated Articles”), and the Amended and Restated Bylaws of the Company, as amended to date (ii) the resolutions (the “Resolutions”) of the Board of Directors of the Company with respect to the offering and sale of the Shares, (iii) the Registration Statement and exhibits thereto, including the Prospectus comprising a part thereof, and (iv) an executed copy of the Equity Distribution Agreement, dated as of November 21, 2016, as amended by an Amendment No. 1, dated September 4, 2018, and Amendment No. 2, dated August 4, 2020 (as amended, the “Agreement”), by and among the Company, Ladenburg Thalmann & Co. Inc., and JonesTrading Institutional Services LLC, as agents.

Dynex Capital, Inc. August 4, 2020 Page 2

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

In expressing the opinion set forth below, we have assumed that the Shares will not be issued or transferred in violation of the restrictions on ownership and transfer set forth in Articles IIIB, IIIC, VI and VII of the Restated Articles.

We note that both the Series B Preferred Stock and the Series C Preferred Stock are convertible into shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), only if certain future events specified in Article IIIB and Article IIIC, respectively, of the Restated Articles relating to the Series B Preferred Stock and the Series C Preferred Stock, respectively, occur. Because we do not know whether those events will ever occur or the circumstances that may exist if and when they occur, we do not express any opinion with respect to the shares of Common Stock issuable upon conversion of either the Series B Preferred Stock or the Series C Preferred Stock.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that the Shares have been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Restated Articles, the Registration Statement, the Resolutions and the Agreement (assuming that, upon any issuance of the Shares, the total number of shares of Series B Preferred Stock and Series C Preferred Stock, as applicable, issued and outstanding, together with the total number of shares of Series B Preferred Stock and Series C Preferred Stock, as applicable, reserved for issuance will not exceed the total number of shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, that the Company is then authorized to issue under the Restated Articles), the Shares will be validly issued, fully paid and nonassessable.

We are members of the bar of the Commonwealth of Virginia and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America and the Commonwealth of Virginia and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, Virginia), municipal law or the laws of any local agencies within any state (including, without limitation, Virginia). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

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We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, the incorporation of this opinion by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus and Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ TROUTMAN PEPPER HAMILTON SANDERS LLP